Amalgamated Financial Corp. Reports Fourth Quarter 2021 Financial Results

NEW YORK – (Globe Newswire) -- January 27, 2022: Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the fourth quarter ended December 31, 20211.

Fourth Quarter 2021 Highlights
•Net income of $15.9 million, or $0.50 per diluted share, compared to $14.4 million, or $0.46 per diluted share, for the third quarter of 2021 and $13.8 million, or $0.44 per diluted share for the fourth quarter of 2020.
•Total assets exceeded $7.0 billion for the first time.
•Deposits increased $131.8 million to $6.4 billion on a linked quarter basis.
•Political deposits remained strong and stable at $989.6 million as of December 31, 2021.
•Cost of deposits was 0.09%, down four basis points from the fourth quarter of 2020.
•Net loans, not including PACE assessments, increased $189.9 million, or 6.2%, to $3.3 billion, on a linked quarter basis.
•Total PACE assessments grew $206.4 million, or 49%, on a year over year basis to $627.4 million. Of which, Commercial PACE assessments grew $158.4 million to $175.7 million from $17.3 million on a year over year basis and $6.6 million during the quarter.
•Net interest margin improved to 2.77% compared to 2.70% for the third quarter of 2021 while declining from 3.06% for the fourth quarter of 2020.
•Nonaccrual loans improved to $28.2 million or 0.85% of total loans as of December 31, 2021, compared to $45.5 million or 1.46% of total loans on a linked quarter basis.
•Credit quality improved with classified or criticized assets declining by $79.9 million or 26% to $230.9 million on a linked quarter basis and by $137.4 million or 37% on a year over year basis.
•Regulatory capital remains above bank “well capitalized” standards, including on a pro-forma basis as of December 31, 2021 after giving effect to the pending Amalgamated Bank of Chicago (“ABOC”) acquisition.
•Subordinated debt of $85.0 million raised to help fund the ABOC acquisition, now targeted to close early in the second quarter of 2022.

Priscilla Sims Brown, President and Chief Executive Officer, commented, “I am very proud of our results as they clearly highlight the potential that exists within Amalgamated as we execute on our strategic plan. Importantly, we delivered meaningful loan growth, compared to the linked quarter, as our early focus on driving loan growth during the second half of 2021 has started to take hold. We also recruited a talented and experienced leader for our Commercial Real Estate business to manage our team and lending platform, protect our existing book of business, improve credit quality, and gain new share in our markets. This is a key focus and a strategic priority for the year ahead as we strive to deliver our goal of high single digit loan growth in 2022 and sustained profitability. Of note, our deposit franchise remains a competitive advantage for Amalgamated with one of the lowest cost of funds in the industry at 9 basis points. During the fourth quarter, we grew deposits 2% from the linked quarter while our political deposit franchise held steady at approximately $1.0 billion, which exceeded our expectations given the natural contraction that we typically experience following a national election year.”

Brown continued, “We ended the year strongly, with momentum and are well positioned to accelerate growth and profitability into the year ahead. I am very pleased that we were able to attract talent to Amalgamated which demonstrates the unique opportunity we offer in the market. We have a brand and reach in our socially responsible markets which rivals the big banks within an institution where people can lead and make a real impact. This is very appealing as we establish Amalgamated as an employer of choice in the major markets where we do business. Our immediate focus in 2022 is to add experienced bankers and underwriters who can help us to grow our platform and accelerate growth in our focus markets and segments. Our acquisition of Amalgamated Bank of Chicago will provide market expansion into the Midwest while offering
[1] Effective March 1, 2021, the Company acquired all of the outstanding stock of the Bank in a reorganization effected under New York law and in accordance with the terms of a Plan of Acquisition dated September 4, 2020. In this release, unless the context indicates otherwise, references to “we,” “us,” and “our” refer to the Company and the Bank. However, if the discussion relates to a period before the effective date, the terms refer only to the Bank.

significant revenue and cost synergies when the deal closes over the next few months. We have been working closely with the ABOC team to prepare for the integration once the deal closes and are very pleased with the receptivity from the ABOC employees to the potential for the combined bank once we merge.”

Results of Operations, Quarter Ended December 31, 2021

Net income for the fourth quarter of 2021 was $15.9 million, or $0.50 per diluted share, compared to $14.4 million, or $0.46 per diluted share, for the third quarter of 2021 and $13.8 million, or $0.44 per diluted share, for the fourth quarter of 2020. The $1.5 million increase for the fourth quarter of 2021 was primarily due to a $3.7 million increase in net interest income and a $5.7 million increase in non-interest income. These increases were partially offset by a $2.0 million increase in non-interest expense, of which $0.9 million was related to the pending ABOC acquisition, as well as $3.6 million provision expense compared to a $2.3 million provision recovery in the preceding quarter.

Core net income (non-GAAP)2 for the fourth quarter of 2021 was $16.8 million, or $0.53 per diluted share, compared to $14.4 million, or $0.46 per diluted share, for the third quarter of 2021 and $13.8 million, or $0.44 per diluted share, for the fourth quarter of 2020. Excluded from core net income for the fourth quarter of 2021 was $0.1 million of non-interest income losses on the sale of securities and $0.9 million of non-interest expenses related to our planned acquisition of ABOC and $0.1 million of severance costs, and for the third quarter of 2021 was $0.4 million of non-interest income gains on the sale of securities and $0.4 million of non-interest expenses related to our planned acquisition of ABOC. There were no such exclusions from core net income for the fourth quarter of 2020.

Net interest income was $47.1 million for the fourth quarter of 2021, compared to $43.4 million for the third quarter of 2021 and $45.7 million for the fourth quarter of 2020. The $3.7 million increase from the preceding quarter reflected higher interest income on securities and loans, as well as lower interest expense on deposits. The $1.4 million increase from the fourth quarter of 2020 was primarily attributable to higher interest income on securities and lower interest expense on deposits, offset by a decrease in average loans from the prepayment of residential and commercial loans.

Net interest margin was 2.77% for the fourth quarter of 2021, an increase of seven basis points from 2.70% in the third quarter of 2021, and a decrease of 29 basis points from 3.06% in the fourth quarter of 2020. Prepayment penalties earned in loan income contributed two basis points to our net interest margin in the fourth quarter of 2021, compared to one basis point in the third quarter of 2021 and 13 basis points in the fourth quarter of 2020.

Provision for loan losses totaled an expense of $3.6 million for the fourth quarter of 2021 compared to a recovery of $2.3 million in the third quarter of 2021 and an expense of $4.6 million for the fourth quarter of 2020. The expense in the fourth quarter of 2021 was primarily driven by an increase in loan balances, as well as a $1.9 million net charge-off on a multifamily loan, partially offset by improved credit quality and qualitative factors.

Non-interest income was $12.4 million for the fourth quarter of 2021, compared to $6.7 million in the third quarter of 2021 and $10.0 million for the fourth quarter in 2020. The sequential increase of $5.7 million in the fourth quarter of 2021, compared to the preceding quarter, was primarily due to $5.3 million in equity method investment income related to a new investment in a solar initiative. The increase of $2.4 million in the fourth quarter of 2021 compared to the same quarter last year was primarily due to the solar investment income, offset by decreases in gains on sale of loans compared to the corresponding quarter in 2020.

Non-interest expense for the fourth quarter of 2021 was $35.0 million, an increase of $2.0 million from the third quarter of 2021 and an increase of $2.3 million from the fourth quarter of 2020. The increase of $2.0 million from the preceding quarter includes $0.9 million of ABOC acquisition related costs, as well as a $0.7 million increase in data processing
[2] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

expenses related to the modernization of the Trust department. The increase of $2.3 million from the fourth quarter of 2020 is due to the ABOC related costs, as well as an increase of data processing expenses related to the modernization of the Trust department, increased transaction processing costs post COVID-19, and other technology upgrades.

Our provision for income tax expense was $4.9 million for the fourth quarter of 2021, compared to $4.9 million for the third quarter of 2021 and $4.6 million for the fourth quarter of 2020. Our effective tax rate for the fourth quarter of 2021 was 23.6%, compared to 25.4% for the third quarter of 2021 and 25.2% for the fourth quarter of 2020.

Results of Operations, Full Year Ended December 31, 2021

Net income for the year ended December 31, 2021 was $52.9 million, or $1.68 per average diluted share, compared to $46.2 million, or $1.48 per average diluted share, for same period in 2020. The $6.7 million increase was primarily due to a $0.3 million recovery of provision for loan loss compared to a $24.8 million provision for loan loss for the same period in 2020, as well as a $1.6 million decrease in non-interest expense. This recovery of provision was partially offset by a $12.2 million decrease in non-interest income and a $5.7 million decrease in net interest income.

Core net income (non-GAAP)2 for the year ended December 31, 2021 was $54.3 million, or $1.72 per diluted share, compared to $50.3 million or $1.61 per diluted share, for the same period last year. Core net income for the year ended December 31, 2021 excludes ABOC acquisition related costs, severance costs, gains on the sale of securities, and the tax effect of such adjustments. Core net income for the year ended 2020 excludes branch closure expenses, branch sale gains, severance costs, gains on the sale of securities, and the tax effect of such adjustments.

Net interest income was $174.3 million for the year ended December 31, 2021, compared to $180.0 million for the same period in 2020. This decrease of $5.7 million was primarily attributable to a decrease in average loans and lower yields earned on securities and loans. These impacts are partially offset by an increase in average securities and a decrease in average rates paid on deposits.

Provision for loan losses totaled a recovery of $0.3 million for the year ended December 31, 2021, compared to an expense of $24.8 million for the same period in 2020. The recovery for the year ended December 31, 2021 was primarily driven by lower loan balances and improvements in credit quality, offset by charge-offs primarily related to our focus on reducing nonperforming assets.

Non-interest income was $28.4 million for the year ended December 31, 2021, compared to $40.6 million for the same period in 2020, a decrease of $12.2 million. This decrease is primarily due to the tax credits on equity investment projects being in a loss position compared to a gain position in the prior year, as well as a $1.4 million gain on the sale of a branch reported in other non-interest income in the prior year, and a $1.9 million decrease in Trust department fees primarily attributed to the run-off of the ULTRA real estate fund, which ceased earning revenues in 2020.

Non-interest expense for the year ended December 31, 2021 was $132.3 million, a decrease of $1.6 million from $133.9 million for the year ended December 31, 2020. The decrease was primarily due to a $9.0 million decrease in occupancy and depreciation expense due to the branch closures in the prior year and lower rent expense in the current year, offset by a $1.8 million increase in professional fees mainly related to our holding company formation and chief executive officer search, a $4.7 million increase in data processing mainly related to the modernization of our Trust Department and increased transaction processing costs post COVID-19, and a $1.2 million increase in other expenses mainly related to insurance costs, reserves for unused loan commitments, and foreclosure recoveries that were recognized in the prior year.

We had income tax expense of $17.8 million for the year ended December 31, 2021, compared to $15.8 million for the same period in 2020. Our effective tax rate was 25.2% for the year ended December 31, 2021, compared to 25.4% for the same period in 2020.

Financial Condition

Total assets were $7.1 billion at December 31, 2021, compared to $6.0 billion at December 31, 2020. The increase of $1.1 billion was driven primarily by a $291.7 million increase in cash and cash equivalents and a $922.7 million increase in investment securities, of which $206.4 million was from PACE assessments, which was partially offset by a $169.9 million decrease in loans receivable, net.

Total loans, net at December 31, 2021 were $3.3 billion, a decrease of $169.9 million, or 4.9%, compared to December 31, 2020. The decrease in loans was primarily driven by increased refinancing activity by existing customers as well as payoffs throughout the year.

Deposits at December 31, 2021 were $6.4 billion, an increase of $1.1 billion, or 19.1%, as compared to $5.3 billion as of December 31, 2020. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $989.6 million as of December 31, 2021, an increase of $386.8 million compared to $602.8 million as of December 31, 2020.

Nonperforming assets totaled $54.6 million, or 0.77% of period-end total assets at December 31, 2021, a decrease of $27.6 million, compared with $82.2 million, or 1.38% of period-end total assets at December 31, 2020. The decrease in nonperforming assets at December 31, 2021 compared to December 31, 2020 was primarily driven by the payoff of $11.2 million of non-accruing construction loans, $3.5 million of multifamily loans, and $2.6 million of C&I loans, as well as a sale of $4.5 million nonperforming residential loans, and a partial charge-off and transfer of a $3.2 million multifamily loan to held-for-sale.

The allowance for loan losses decreased $5.7 million to $35.9 million at December 31, 2021 from $41.6 million at December 31, 2020, primarily due to improvements in credit quality. At December 31, 2021, we had $53.2 million of impaired loans for which a specific allowance of $5.1 million was made, compared to $80.5 million of impaired loans at December 31, 2020 for which a specific allowance of $6.2 million was made. The ratio of allowance to total loans was 1.08% at December 31, 2021 and 1.19% at December 31, 2020.

Capital

As of December 31, 2021, our Common Equity Tier 1 Capital Ratio was 12.98%, Total Risk-Based Capital Ratio was 15.95%, and Tier-1 Leverage Capital Ratio was 7.62%, compared to 13.11%, 14.25% and 7.97%, respectively, as of December 31, 2020. The increase in our Total Risk-Based Capital Ratio was primarily due to the issuance of $85.0 million of subordinated debt, due to mature in 2031, the net proceeds from which will be used for general business purposes, including the funding of the ABOC acquisition. Stockholders’ equity at December 31, 2021 was $563.9 million, compared to $535.8 million at December 31, 2020. The increase in stockholders’ equity was driven by $52.9 million of net income, partially offset by a $11.8 million decrease in accumulated other comprehensive income due to the mark to market on our securities portfolio and $3.0 million decrease in additional paid-in capital.

Our tangible book value per share was $17.56 as of December 31, 2021 compared to $16.66 as of December 31, 2020.

Conference Call

As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its fourth quarter and full year 2021 results today, January 27, 2022 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Fourth Quarter 2021 Earnings Call. A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13726056. The replay will be available until February 3, 2022.

A live audio webcast of the conference call will be available on the website at https://ir.amalgamatedbank.com/.

The presentation materials for the call can be accessed on the investor relations section of our website at https://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of December 31, 2021, our total assets were $7.1 billion, total net loans were $3.3 billion, and total deposits were $6.4 billion. Additionally, as of December 31, 2021, our trust business held $40.2 billion in assets under custody and $17.3 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.”

Our management utilizes this information to compare our operating performance for December 31, 2021 versus certain periods in 2021 and 2020 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to acquisitions, branch closures and restructuring/severance costs. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future, and in this release include statements about our planned acquisition of ABOC. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, including, but not limited to, the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, which may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (viii) the results of regulatory examinations; (ix) potential deterioration in real estate values; (x) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xi) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xii) increased competition for experienced executives in the banking industry; and (xiii) risks related to our proposed acquisition of ABOC, including, among others, that the acquisition does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all, or that financial projections from the acquisition are not realized. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2021	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME
Loans	$32,138	$29,915	$35,544	$123,318	$141,983
Securities	16,511	14,612	11,816	56,387	47,588
Federal Home Loan Bank of New York stock	38	43	36	170	227
Interest-bearing deposits in banks	200	230	66	651	697
Total interest and dividend income	48,887	44,800	47,462	180,526	190,495
INTEREST EXPENSE
Deposits	1,407	1,413	1,807	5,823	10,452
Borrowed funds	399	—	—	399	27
Total interest expense	1,806	1,413	1,807	6,222	10,479
NET INTEREST INCOME	47,081	43,387	45,655	174,304	180,016
Provision for (recovery of) loan losses	3,568	(2,276)	4,589	(287)	24,791
Net interest income after provision for loan losses	43,513	45,663	41,066	174,591	155,225
NON-INTEREST INCOME
Trust Department fees	2,881	3,353	3,533	13,352	15,222
Service charges on deposit accounts	2,414	2,466	2,811	9,355	9,201
Bank-owned life insurance	530	539	363	2,388	3,085
Gain (loss) on sale of securities	(106)	413	—	649	1,605
Gain (loss) on sale of loans, net	181	280	1,320	1,887	2,520
Gain (loss) on other real estate owned, net	—	—	—	(407)	(482)
Equity method investments	5,870	(483)	1,825	150	7,411
Other	591	134	188	1,015	2,042
Total non-interest income	12,361	6,702	10,040	28,389	40,604
NON-INTEREST EXPENSE
Compensation and employee benefits	17,359	17,482	17,082	69,844	69,421
Occupancy and depreciation	3,730	3,440	3,385	14,023	23,040
Professional fees	3,742	2,348	4,033	12,961	11,205
Data processing	5,194	4,521	3,174	16,042	11,330
Office maintenance and depreciation	695	887	776	3,057	3,314
Amortization of intangible assets	302	301	342	1,207	1,370
Advertising and promotion	982	1,023	1,003	3,230	3,514
Other	3,028	3,032	2,875	11,891	10,692
Total non-interest expense	35,032	33,034	32,670	132,255	133,886
Income before income taxes	20,842	19,331	18,436	70,725	61,943
Income tax expense (benefit)	4,918	4,915	4,646	17,788	15,755
Net income	15,924	14,416	13,790	52,937	46,188
Net income attributable to Amalgamated Financial Corp.	$15,924	$14,416	$13,790	$52,937	$46,188
Earnings per common share - basic	$0.51	$0.46	$0.44	$1.70	$1.48
Earnings per common share - diluted	$0.50	$0.46	$0.44	$1.68	$1.48

Consolidated Statements of Financial Condition

($ in thousands)	December 31, 2021	December 31, 2020
Assets	(unaudited)
Cash and due from banks	$8,622	$7,736
Interest-bearing deposits in banks	321,863	31,033
Total cash and cash equivalents	330,485	38,769
Securities:
Available for sale, at fair value (amortized cost of $2,103,049 and $1,513,409, respectively)	2,113,410	1,539,862
Held-to-maturity (fair value of $849,704 and $502,425, respectively)	843,569	494,449
Loans held for sale	2,279	11,178
Loans receivable, net of deferred loan origination costs (fees)	3,313,224	3,488,895
Allowance for loan losses	(35,866)	(41,589)
Loans receivable, net	3,277,358	3,447,306

Resell agreements	229,018	154,779
Accrued interest and dividends receivable	28,820	23,970
Premises and equipment, net	11,735	12,977
Bank-owned life insurance	107,266	105,888
Right-of-use lease asset	33,115	36,104
Deferred tax asset	26,719	36,079
Goodwill	12,936	12,936
Other intangible assets	4,151	5,359
Equity investments	6,856	11,735
Other assets	51,328	47,240
Total assets	$7,079,045	$5,978,631
Liabilities
Deposits	$6,356,255	$5,338,711
Subordinated Debt	85,000	—
Operating leases	48,160	53,173
Other liabilities	25,755	50,926
Total liabilities	$6,515,170	$5,442,810

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 31,130,143 and 31,049,525 shares issued and outstanding, respectively)	311	310
Additional paid-in capital	297,975	300,989
Retained earnings	260,047	217,213
Accumulated other comprehensive income (loss), net of income taxes	5,409	17,176
Total Amalgamated Financial Corp. stockholders' equity	563,742	535,688
Noncontrolling interests	133	133
Total stockholders' equity	563,875	535,821
Total liabilities and stockholders’ equity	$7,079,045	$5,978,631

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Shares in thousands)	2021	2021	2020	2021	2020
Selected Financial Ratios and Other Data:
Earnings
Basic	$0.51	$0.46	$0.44	1.70	1.48
Diluted	0.50	0.46	0.44	1.68	1.48
Core net income (non-GAAP)
Basic	$0.54	$0.46	$0.44	1.75	1.62
Diluted	0.53	0.46	0.44	1.72	1.61
Book value per common share (excluding minority interest)	18.11	17.89	17.25	18.11	17.25
Tangible book value per share (non-GAAP)	17.56	17.33	16.66	17.56	16.66
Common shares outstanding	31,130	31,097	31,050	31,130	31,050
Weighted average common shares outstanding, basic	31,108	31,094	31,050	31,104	31,133
Weighted average common shares outstanding, diluted	31,516	31,462	31,145	31,512	31,229

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Selected Performance Metrics:
Return on average assets	0.90%	0.86%	0.89%	0.81%	0.76%
Core return on average assets (non-GAAP)	0.95%	0.86%	0.89%	0.83%	0.83%
Return on average equity	11.23%	10.29%	10.34%	9.59%	9.07%
Core return on average tangible common equity (non-GAAP)	12.20%	10.62%	10.72%	10.16%	10.27%
Average equity to average assets	8.02%	8.38%	8.58%	8.40%	8.50%
Tangible common equity to tangible assets	7.74%	7.88%	8.65%	7.74%	8.65%
Loan yield	4.01%	3.84%	4.04%	3.88%	4.03%
Securities yield	2.18%	2.19%	2.21%	2.17%	2.53%
Deposit cost	0.09%	0.09%	0.13%	0.10%	0.19%
Net interest margin	2.77%	2.70%	3.06%	2.77%	3.11%
Efficiency ratio (1)	58.94%	65.95%	58.66%	65.25%	60.69%
Core efficiency ratio (non-GAAP) (1)	57.18%	65.71%	58.66%	64.24%	57.60%

Asset Quality Ratios:
Nonaccrual loans to total loans	0.85%	1.46%	1.75%	0.85%	1.75%
Nonperforming assets to total assets	0.77%	0.99%	1.38%	0.77%	1.38%
Allowance for loan losses to nonaccrual loans	127.10%	78.83%	68.26%	127.10%	68.26%
Allowance for loan losses to total loans	1.08%	1.15%	1.19%	1.08%	1.19%
Annualized net charge-offs (recoveries) to average loans	0.44%	-0.02%	1.24%	0.17%	0.48%

Capital Ratios:
Tier 1 leverage capital ratio	7.62%	7.85%	7.97%	7.62%	7.97%
Tier 1 risk-based capital ratio	12.98%	13.98%	13.11%	12.98%	13.11%
Total risk-based capital ratio	15.95%	14.99%	14.25%	15.95%	14.25%
Common equity tier 1 capital ratio	12.98%	13.98%	13.11%	12.98%	13.11%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At December 31, 2021		At September 30, 2021		At December 31, 2020
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$729,385	22.0%	$628,388	20.2%	$677,192	19.5%
Multifamily	821,801	24.8%	826,143	26.5%	947,177	27.2%
Commercial real estate	370,429	11.2%	346,996	11.1%	372,736	10.7%
Construction and land development	31,539	1.0%	34,863	1.1%	56,087	1.6%
Total commercial portfolio	1,953,154	59.0%	1,836,390	58.9%	2,053,192	59.0%

Retail portfolio:
Residential real estate lending	1,063,682	32.2%	1,032,947	33.1%	1,238,697	35.5%
Consumer and other	291,818	8.8%	249,050	8.0%	190,676	5.5%
Total retail	1,355,500	41.0%	1,281,997	41.1%	1,429,373	41.0%
Total loans	3,308,654	100.0%	3,118,387	100.0%	3,482,565	100.0%

Net deferred loan origination costs (fees)	4,570		4,942		6,330
Allowance for loan losses	(35,866)		(35,863)		(41,589)
Total loans, net	$3,277,358		$3,087,466		$3,447,306

Held-to-maturity securities portfolio:
PACE assessments	627,394	74.4%	627,195	86.5%	421,036	85.2%
Other securities	216,175	25.6%	97,881	13.5%	73,413	14.8%
Total held-to-maturity securities	$843,569	100.0%	$725,076	100.0%	$494,449	100.0%

Net Interest Income Analysis

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$561,027	$200	0.14%	$632,526	$230	0.14%	$299,881	$66	0.09%
Securities and FHLB stock	3,014,586	16,549	2.18%	2,659,803	14,655	2.19%	2,133,957	11,852	2.21%
Total loans, net (1)(2)	3,177,729	32,138	4.01%	3,087,744	29,915	3.84%	3,503,929	35,544	4.04%
Total interest earning assets	6,753,342	48,887	2.87%	6,380,073	44,800	2.79%	5,937,767	47,462	3.18%
Non-interest earning assets:
Cash and due from banks	8,072			8,464			7,594
Other assets	249,476			243,969			237,628
Total assets	$7,010,890			$6,632,506			$6,182,989

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,765,380	$1,220	0.18%	$2,641,719	$1,173	0.18%	$2,356,137	$1,384	0.23%
Time deposits	215,562	187	0.34%	241,009	240	0.40%	268,896	423	0.63%
Total deposits	2,980,942	1,407	0.19%	2,882,728	1,413	0.19%	2,625,033	1,807	0.27%
Other Borrowings	49,891	399	3.17%	—	—	—%	—	—	—%
Total interest bearing liabilities	3,030,833	1,806	0.24%	2,882,728	1,413	0.19%	2,625,033	1,807	0.27%
Non-interest bearing liabilities:
Demand and transaction deposits	3,290,932			3,077,231			2,947,075
Other liabilities	126,746			116,790			80,529
Total liabilities	6,448,511			6,076,749			5,652,637
Stockholders' equity	562,379			555,757			530,352
Total liabilities and stockholders' equity	$7,010,890			$6,632,506			$6,182,989

Net interest income / interest rate spread		$47,081	2.63%		$43,387	2.60%		$45,655	2.91%
Net interest earning assets / net interest margin	$3,722,509		2.77%	$3,497,345		2.70%	$3,312,734		3.06%

Total Cost of Deposits			0.09%			0.09%			0.13%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 4Q2021, 3Q2021, and 4Q2020 of $353, $169, and $1,987, respectively (in thousands)

Net Interest Income Analysis

	Year Ended
	December 31, 2021			December 31, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$521,681	$651	0.12%	$371,112	$697	0.19%
Securities and FHLB stock	2,600,494	56,557	2.17%	1,890,824	47,815	2.53%
Total loans, net (1)(2)	3,180,093	123,318	3.88%	3,527,261	141,983	4.03%
Total interest earning assets	6,302,268	180,526	2.86%	5,789,197	190,495	3.29%
Non-interest earning assets:
Cash and due from banks	7,853			25,220
Other assets	259,718			229,825
Total assets	$6,569,839			$6,044,242

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,622,584	$4,788	0.18%	$2,297,841	$7,303	0.32%
Time deposits	248,507	1,035	0.42%	335,433	3,149	0.94%
Total deposits	2,871,091	5,823	0.20%	2,633,274	10,452	0.40%
Federal Home Loan Bank advances	123	—	0.00%	1,585	27	1.70%
Other Borrowings	12,575	399	3.17%	—	—	—%
Total interest bearing liabilities	2,883,789	6,222	0.22%	2,634,859	10,479	0.40%
Non-interest bearing liabilities:
Demand and transaction deposits	3,017,621			2,798,106
Other liabilities	116,256			102,282
Total liabilities	6,017,666			5,535,247
Stockholders' equity	552,173			508,995
Total liabilities and stockholders' equity	$6,569,839			$6,044,242

Net interest income / interest rate spread		$174,304	2.64%		$180,016	2.89%
Net interest earning assets / net interest margin	$3,418,479		2.77%	$3,154,338		3.11%

Total Cost of Deposits			0.10%			0.19%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in December YTD 2021 and December YTD 2020 of $1,669 and $4,097, respectively (in thousands)

Deposit Portfolio Composition

(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020

Non-interest bearing demand deposit accounts	$3,335,005	$3,189,155	$2,603,274
NOW accounts	210,844	206,610	205,653
Money market deposit accounts	2,227,953	2,241,914	1,914,391
Savings accounts	375,301	364,568	343,368
Time deposits	207,152	222,259	272,025
Total deposits	$6,356,255	$6,224,506	$5,338,711

	Three Months Ended
	December 31, 2021		September 30, 2021		December 31, 2020
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$3,290,932	0.00%	$3,077,231	0.00%	$2,947,075	0.00%
NOW accounts	204,556	0.09%	205,417	0.09%	194,555	0.08%
Money market deposit accounts	2,190,423	0.20%	2,066,830	0.20%	1,823,391	0.27%
Savings accounts	370,401	0.10%	369,472	0.10%	338,192	0.12%
Time deposits	215,562	0.34%	241,009	0.40%	268,896	0.62%
Total deposits	$6,271,874	0.09%	$5,959,959	0.09%	$5,572,109	0.13%

Asset Quality

(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Loans 90 days past due and accruing	$—	$—	$1,404
Nonaccrual loans excluding held for sale loans and restructured loans	14,722	24,960	40,039
Nonaccrual loans held for sale	1,000	—	—
Troubled debt restructured loans - nonaccrual	13,497	20,534	20,885
Troubled debt restructured loans - accruing	24,997	21,958	19,553
Other real estate owned	307	307	306
Impaired securities	63	64	47
Total nonperforming assets	$54,586	$67,823	$82,234

Nonaccrual loans:
Commercial and industrial	$8,313	$13,709	$12,444
Multifamily	2,907	6,079	9,575
Commercial real estate	4,054	4,023	3,433
Construction and land development	—	—	11,184
Total commercial portfolio	15,274	23,811	36,636

Residential real estate lending	12,525	20,797	23,656
Consumer and other	420	886	632
Total retail portfolio	12,945	21,683	24,288
Total nonaccrual loans	$28,219	$45,494	$60,924

Nonaccrual loans to total loans	0.85%	1.46%	1.75%
Nonperforming assets to total assets	0.77%	0.99%	1.38%
Allowance for loan losses to nonaccrual loans	127.10%	78.83%	68.26%
Allowance for loan losses to total loans	1.08%	1.15%	1.19%
Annualized net charge-offs (recoveries) to average loans	0.44%	-0.02%	1.24%

Credit Quality

	December 31, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$693,312	$10,165	$25,908	$—	$729,385
Multifamily	721,869	48,804	51,128	—	821,801
Commercial real estate	296,261	13,947	60,221	—	370,429
Construction and land development	24,063	—	7,476	—	31,539
Residential real estate lending	1,050,865	292	12,525	—	1,063,682
Consumer and other	291,398	—	420	—	291,818
Total loans	$3,077,768	$73,208	$157,678	$—	$3,308,654

	September 30, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$579,429	$22,655	$25,850	$454	$628,388
Multifamily	696,898	83,851	42,221	3,173	826,143
Commercial real estate	243,903	26,815	76,278	—	346,996
Construction and land development	27,387	—	7,476	—	34,863
Residential real estate lending	1,011,856	294	20,797	—	1,032,947
Consumer and other	248,164	—	886	—	249,050
Total loans	$2,807,637	$133,615	$173,508	$3,627	$3,118,387

	December 31, 2020
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$627,553	$16,407	$32,770	$462	$677,192
Multifamily	775,605	138,090	33,482	—	947,177
Commercial real estate	276,712	41,420	54,604	—	372,736
Construction and land development	28,967	15,936	11,184	—	56,087
Residential real estate lending	1,215,417	—	23,280	—	1,238,697
Consumer and other	190,044	—	632	—	190,676
Total loans	$3,114,298	$211,853	$155,952	$462	$3,482,565

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the			As of and for the
	Three Months Ended			Year Ended
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Core operating revenue
Net Interest income (GAAP)	$47,081	$43,387	$45,655	$174,304	$180,016
Non-interest income	12,361	6,702	10,040	28,389	40,604
Less: Branch sale (gain) loss (1)	—	—	—	—	(1,394)
Less: Securities (gain) loss	106	(413)	—	(649)	(1,605)
Core operating revenue (non-GAAP)	$59,548	$49,676	$55,695	$202,044	$217,621

Core non-interest expense
Non-interest expense (GAAP)	$35,032	$33,034	$32,670	$132,255	$133,886
Less: Branch closure expense (2)	—	—	—	—	(8,330)
Less: Severance (3)	(54)	—	—	(1,144)	(201)
Less: ABOC	(930)	(392)	—	(1,322)	—
Core non-interest expense (non-GAAP)	$34,048	$32,642	$32,670	$129,789	$125,355

Core net income
Net Income (GAAP)	$15,924	$14,416	$13,790	$52,937	$46,188
Less: Branch sale (gain) loss (1)	—	—	—	—	(1,394)
Less: Securities (gain) loss	106	(413)	—	(649)	(1,605)
Add: Branch closure expense (2)	—	—	—	—	8,330
Add: Severance (3)	54	—	—	1,144	201
Add: ABOC	930	392	—	1,322	—
Less: Tax on notable items	(257)	5	—	(457)	(1,407)
Core net income (non-GAAP)	16,757	14,400	13,790	54,297	50,313

Tangible common equity
Stockholders' Equity (GAAP)	$563,875	$556,390	$535,821	$563,875	$535,821
Less: Minority Interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(4,151)	(4,453)	(5,358)	(4,151)	(5,358)
Tangible common equity (non-GAAP)	$546,655	$538,868	$517,394	$546,655	$517,394

Average tangible common equity
Average Stockholders' Equity (GAAP)	$562,379	$555,757	$530,352	$552,173	$508,995
Less: Minority Interest	(133)	(133)	(133)	(133)	(134)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(4,299)	(4,602)	(5,525)	(4,748)	(6,037)
Average tangible common equity (non-GAAP)	$545,011	$538,086	$511,758	$534,356	$489,888

Core return on average assets
Core net income (non-GAAP)	$16,757	$14,400	$13,790	$54,297	$50,313
Divided: Total average assets	7,010,890	6,632,506	6,182,989	6,569,840	6,044,242
Core return on average assets (non-GAAP)	0.95%	0.86%	0.89%	0.83%	0.83%

Core return on average tangible common equity
Core net income (non-GAAP)	$16,757	$14,400	$13,790	$54,297	$50,313
Divided: Average tangible common equity	545,011	538,086	511,758	534,356	489,888
Core return on average tangible common equity (non-GAAP)	12.20%	10.62%	10.72%	10.16%	10.27%

Core efficiency ratio
Core non-interest expense (non-GAAP)	$34,048	$32,642	$32,670	$129,789	$125,355
Core operating revenue (non-GAAP)	59,548	49,676	55,695	202,044	217,621
Core efficiency ratio (non-GAAP)	57.18%	65.71%	58.66%	64.24%	57.60%

(1) Fixed Asset branch sale in March 2020
(2) Occupancy and other expense related to closure of branches during our branch rationalization
(3) Salary and COBRA reimbursement expense for positions eliminated